Exhibit 1.1

Sports Properties Acquisition Corp.

437 Madison Ave

New York, NY 10022

December 18, 2009

BANC OF AMERICA SECURITIES LLC

One Bryant Park

New York, NY 10036

Dear Sirs:

Reference is made to that certain Underwriting Agreement (the “Underwriting Agreement”), dated January 17, 2008, between Sports Properties Acquisition Corp. (the “Company”) and Banc of America Securities LLC (“BAS”), as representative of the several underwriters in the Company’s initial public offering (the “IPO”). Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed to them in the Underwriting Agreement. In addition, from and after the date of this letter, the term “Company” shall be deemed to include any successor to the Company.

The Company and Medallion Financial Corp. (the “Sponsor”) are discussing entering into a proposed transaction (the “Transaction”) whereby the Company will, among other things, seek the approval of the Company’s stockholders to amend its amended and restated certificate of incorporation and continue its business as a corporation that acquires, actively manages and leases taxicab medallions, operates, on a selective basis, the taxicab fleets associated with those medallions and provides a range of services to and otherwise participates in the taxi industry. As a condition to the Sponsor’s willingness to enter into the Transaction, the Sponsor has requested that BAS (in its own capacity and not on behalf of the other Underwriters, unless otherwise indicated below) agree as follows:

(1)

In lieu of BAS’ share of the deferred underwriting discounts and commissions it is entitled to pursuant to Section 3(u) of the Underwriting Agreement, upon the consummation of the Transaction, BAS will receive a fee (the “Transaction Fee”) equal to the product of (x) 77.57% multiplied by (y) the lesser of (A) $2,150,000 and (B) 1.5% multiplied by an amount equal to the difference of (i) the value of the Trust Account on the closing date of the Transaction, less (ii) any amounts paid to the Company’s stockholders with whom the Company enters into forward or other contracts before the close of the Transaction to purchase such stockholders’ shares, less (iii) any amounts paid to stockholders of the Company that vote either for or against the Transaction and demand that the Company convert their shares into cash.

(2)	BAS, as Representative of the Underwriters, agrees to amend and restate the definition of “Business Combination” in the second introductory paragraph of the Underwriting

Agreement to mean “(A) an acquisition by the Company, through a merger, capital stock exchange, asset or stock purchase, exchangeable share transaction, joint venture or other similar business combination with one or more domestic or international operating businesses or (B) consummation of substantially all of the transactions contemplated by the Framework Agreement, dated as of November 18, 2009, by and between the Company and Medallion Financial Corp.” BAS has been provided with an executed copy of such Framework Agreement.

(3)

BAS, as Representative of the Underwriters, agrees to amend and restate the definition of “Liquidation” in the second introductory paragraph of the Underwriting Agreement to mean “the Company’s winding up of its affairs and liquidation if the Company has not consummated an initial Business Combination on or before the date on which the Company’s existence terminates as set forth in the Company’s amended and restated certificate of incorporation, as amended.”

(4)

BAS, as Representative of the Underwriters, hereby waives the agreement set forth in Section 3(v) of the Underwriting Agreement that the Company will not consummate its initial Business Combination with an entity affiliated with any of the Insiders or any of the Company’s other officers or directors.

(5)	BAS, as Representative of the Underwriters, hereby consents to amendments to, or waivers of, any of the Insider Letters in connection with the Transaction substantially in the forms provided to BAS.

(6)	BAS, as Representative of the Underwriters, hereby consents to the amendments to be made by the Company to its charter in connection with the Transaction substantially in the forms provided to BAS.

(7)

BAS, as Representative of the Underwriters, hereby agrees to amend and restate the last three sentences of Section 3(dd) of the Underwriting Agreement to the following: “If holders of less than 50% in interest of the Company’s IPO Shares both vote against the applicable Business Combination and elect to convert their IPO Shares into cash at the Conversion Price, the Company may proceed with the Business Combination. In the event that the Business Combination is consummated, for each holder of IPO Shares that both affirmatively requested that such IPO Shares be converted and voted against the Business Combination, the Company will convert such holder’s IPO Shares into cash at the Conversion Price. If holders of 50% or more in interest of the IPO Shares both vote against the approval of a potential Business Combination and elect to convert their IPO Shares into cash at the Conversion Price, the Company will not proceed with such Business Combination and will not convert such IPO Shares.”

(8)

BAS, as Representative of the Underwriters, hereby waives the agreement set forth in Section 3(ff) of the Underwriting Agreement regarding the fair market value requirement of the initial Target Business or Businesses and the requirement of a fairness opinion, in each case with respect to the transactions contemplated by the Framework Agreement, dated as of November 18, 2009, by and between the Company and Medallion Financial Corp.

(9)

BAS, as Representative of the Underwriters, hereby waives the agreement set forth in Section 3(hh) of the Underwriting Agreement that the Company will not take any action to amend or modify, and will not support, directly or indirectly, or in any way endorse or recommend that stockholders any amendment or modification to, the provisions of its certificate of incorporation.

(10)	BAS, as Representative of the Underwriters, hereby consents to amendments the Company makes to the Trust Agreement in connection with the Transaction substantially in the forms provided to BAS.

(11)	BAS, as Representative of the Underwriters, hereby consents to amendments the Company makes to the Escrow Agreement in connection with the Transaction substantially in the forms provided to BAS.

(12)	BAS, as Representative of the Underwriters, hereby consents to amendments the Company makes to the Warrant Agreement in connection with the Transaction substantially in the form provided to BAS.

By signing this letter in the space provided below, BAS agrees to such amendments and waivers, subject to and contingent upon the consummation of the Transaction. For the purposes of the Trust Agreement, as so amended, the Transaction Fee will be deemed to be the “Contingent Discount” and the procedures governing the payment of any “Contingent Discount” under such Trust Agreement, as so amended, will similarly apply to the Transaction Fee.

Additionally, if, following the consummation of the Transaction and prior to the date that is two years after the consummation of the Transaction, the Company considers one or more transactions to issue and sell equity or equity-backed securities (other than exercise of the Company’s existing warrants, as amended in connection with consummation of the Transaction), debt securities, or syndicated bank debt, the Company agrees to offer to engage BAS or, at the option of BAS, one of BAS’ affiliates (which may include Merrill Lynch, Pierce, Fenner & Smith Incorporated) on commercially reasonable terms to act as (a) lead left, book-running underwriter (in the case of any such public offering(s)), as lead left initial purchaser (in the case of any Rule 144A offering(s)) and as lead placement agent (in the case of any private placement(s)), with BAS or its affiliate, in all such circumstances receiving an equal or greater share of the economics relative to any additional underwriters, initial purchasers and/or placement agents as the case may be, but in any event, no less than 50% of the total economics paid to the underwriters, initial purchasers and/or placement agents, as the case may be, with respect to each such public offering, Rule 144A offering or private placement or (b) as lead arranger, syndication agent, book manager and administrative agent (in the case of a syndicated bank financing); provided however, that nothing in this agreement shall be construed as a commitment, express or implied, on the part of BAS or any of its affiliates to underwrite or purchase securities or to provide or arrange for any bank financing or to commit any capital or other funds, nor shall BAS or any of its affiliates be obligated to enter into an underwriting agreement or credit agreement, or any similar commitment to finance or participate or play any role in any such financing transaction. BAS’ and any of its affiliates’ participation in any offering, private placement or syndicated bank financing will be subject to, among other things, (i) satisfactory completion of all documentation for the offering (including a disclosure document and an underwriting or placement agency agreement, in case of any offering or private placement of securities, or loan documentation or in the case of any bank financing); (ii) satisfactory completion of a customary due diligence review; (iii) in BAS’ or any such affiliate’s determination, the absence of any material adverse change in the financial markets or in the financial condition, operations or prospects of the Company (and/or any successor, acquisition vehicle or surviving entity resulting from the Transaction); (iv) receipt of any and all required governmental and other approvals and appropriate legal opinions, including, with respect to any disclosure document, a 10b-5 disclosure statement from counsel acceptable to BAS or any such affiliate; and (v) approval of BAS’ or any such affiliate’s internal commitment committee or credit committee, as applicable.

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Very truly yours, SPORTS PROPERTIES ACQUISITION CORP.

By:	/s/ Andrew Murstein
Name: Andrew Murstein Title: Vice Chairman and Secretary

[Signature Page to Advisor Agreement]

ACCEPTED AND AGREED: BANC OF AMERICA SECURITIES, LLC

By:	/s/ Douglas E. Neal
Name: Douglas E. Neal Title: Managing Director

[Signature Page to Advisor Agreement]